Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

November 5, 2007

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER 2007

In Vivo HDL Mimetic Peptide Data Presented By Dr. H. Bryan Brewer, Jr. at Two Major Scientific Conferences

Dr. S. Lewis Meyer to Present at the Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference  in New York on November 7, 2007

PLEASANTON, Calif., November 5, 2007 — Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the third quarter and nine months ended September 30, 2007.  For the third quarter of 2007, the Company reported a net loss of $3.3 million, or $0.09 per share on a basic and diluted basis.  This compares with a net loss of $2.9 million, or $0.10 per share, on a basic and diluted basis, for the same period in 2006.  The financial results for the third quarter of 2007 include revenue of $106,000 related to the reimbursement of expenses pursuant to a collaborative research agreement with Elanco Animal Health, a division of Eli Lilly and Company, to develop immunological products for animal health.

Operating expenses for the third quarter reflected a 28% increase in research and development expense from the same period of the previous year.  This increase is principally attributed to the initiation of a series of in vitro and in vivo studies supporting our HDL Mimetic Peptide development program.

For the nine months ending September 30, 2007, the Company reported a net loss of $8.5 million or $0.23 per share, on a basic and diluted basis.  This compares with a net loss of $8.5 million or $0.30 per share on a basic and diluted basis, for the same nine-month period in 2006.  The financial results for the nine months of 2007 include revenue of $302,000, related to the reimbursement of expenses pursuant to a collaborative research agreement with Elanco Animal Health.

Operating expenses for the first nine months ended September 30, 2007, increased by 5% to $9.4 million up from $8.9 million for the same period in the previous year.  R&D expenses, which accounted for 69% of the Company’s operating expenses for the nine months ended September 30, 2007, increased 13% to $6.5 million from $5.7 million for the same period last year.  The increase was primarily attributable to an increase in expenses associated with the initiation of a series of in vitro and in vivo studies for our HDL Mimetic Peptide program.  Partially offsetting these increases was a decrease in expenses related to the clinical trial of our PDS-2 system.  The clinical trial expenses, which included set-up, recruitment, and implementation costs, incurred in the first nine months of 2006 exceeded the ongoing recruitment and implementation costs incurred in the first nine months of 2007.

At September 30, 2007, the Company had approximately $9.2 million in cash and cash equivalents.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, into the third quarter of 2008.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “HDL therapy clearly has a high profile in the cardiovascular disease marketplace where, despite spending $400 billion annually, once every 15 seconds someone is having a heart attack.  We continue to demonstrate Lipid Sciences’ ability to be a key player in this space.   Dr. H. Bryan Brewer, Jr., our Chief Scientific Director, recently presented the initial results of in vitro and in vivo HDL mimetic peptide studies at the XVI International Symposium on Drugs Affecting Lipid Metabolism (DALM 2007) in New York, and the International Atherosclerosis Society Workshop on HDL: Structure, Protective Functions and Therapeutic Applications in Santorini, Greece.  The data presented demonstrate that our lead mimetic peptide candidate, LSI-518P, substantially increased HDL in a well-accepted animal model.  Increased HDL will enhance the process of Reverse Cholesterol Transport—removing excess lipids from the arterial wall to reduce plaque build-up.  Most significantly, this initial assessment of LSI-518P demonstrates that our lead candidate possesses the ability to remove cholesterol specifically from cholesterol-laden cells and reduce inflammation associated with atherosclerosis—properties similar to naturally-occurring ApoA-I.  This makes LSI-518P an ideal HDL mimetic peptide.”

Dr. Meyer continued, “Within the next few months we expect to announce definitive results for important studies across our HDL Therapy and Viral Immunotherapy platforms.  These studies include our comprehensive in vivo studies demonstrating the significant potential of our HDL mimetic peptide candidate; pre-clinical studies relating to the development of a therapeutic vaccine for HIV; and a ‘proof of concept’ study to develop a preventive vaccine for food animals as part of our agreement with Elanco.  In early 2008 we also anticipate reporting results from our safety and feasibility HDL Selective Delipidation clinical trial being conducted in Washington, D.C. where we now have 26 out of 30 patients enrolled.”

Presentation at the Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference on

November 7, 2007: Dr. S. Lewis Meyer, President and Chief Executive Officer, will make a presentation at this global healthcare conference on Wednesday, November 7, 2007, at 10:50 a.m. (Eastern Time), at the New York Palace Hotel.  Please log on to www.wsw.com/webcast/rrshq12/lipd to listen to a webcast of this presentation.  The webcast and the accompanying slides will also be archived on the Lipid Sciences’ website: www.lipidsciences.com in the Investor Relations section under the Featured Events tab.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, influenza, and a broad range of animal health applications.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technologies to prove safe or effective; our inability to obtain regulatory approval for our technologies, which are only in the clinical development stage; delay or failure to complete pre-clinical animal studies or clinical trials; our inability to add additional clinical trial sites; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from Inception (May 21,1999) to September 30,
(In thousands, except per share amounts)	2007	2006	2007	2006	2007
Revenue:
Collaboration agreement revenue	$106	$—	$302	$—	$302
Grant revenue	—	10	—	37	100
Total revenue	106	10	302	37	402
Operating expenses:
Research and development(1)	2,596	2,033	6,472	5,733	66,279
Selling, general and administrative(2)	986	1,038	2,884	3,211	30,202
Total operating expenses	3,582	3,071	9,356	8,944	96,481
Operating loss	(3,476)	(3,061)	(9,054)	(8,907)	(96,079)
Interest and other income	137	149	512	414	4,672
Loss from continuing operations	(3,339)	(2,912)	(8,542)	(8,493)	(91,407)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(3,339)	(2,912)	(8,542)	(8,493)	(83,403)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations - net	—	—	—	—	403
Net loss	$(3,339)	$(2,912)	$(8,542)	$(8,493)	$(83,000)

Loss per share — basic and diluted:
Net loss per share	$(0.09)	$(0.10)	$(0.23)	$(0.30)

Weighted average number of common shares outstanding — basic and diluted	37,124	30,250	37,122	28,328

Non-cash option compensation expense included in operating expenses:

(1) Research and development	57	77	238	278
(2) Selling, general and administrative	130	112	417	451

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share amounts)	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,167	$16,691
Accounts receivable	96	—
Prepaid expenses	262	273
Other current assets	36	79
Total current assets	9,561	17,043
Property and equipment	298	374
Long-term lease deposits	19	19
Total assets	$9,878	$17,436
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,045	$1,511
Accrued related party royalties	125	250
Accrued compensation	573	680
Total current liabilities	2,743	2,441
Deferred rent	17	16
Total liabilities	2,760	2,457

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,125,348 and 37,120,139 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	37	37
Additional paid-in capital	90,081	89,400
Deficit accumulated in the development stage	(83,000)	(74,458)
Total stockholders’ equity	7,118	14,979
Total liabilities and stockholders’ equity	$9,878	$17,436